FOR IMMEDIATE RELEASE                                   CONTACT: MICHAEL J. KOSS
OCTOBER 6, 2003                                               (414) 964-5000


                             KOSS SALES UP SLIGHTLY
                       PROFITS SLIP ON DISTRIBUTION SHIFTS

OCTOBER 6, 2003 -- MILWAUKEE, WISCONSIN: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced the results of its first quarter for the period ending September 30, 2003. Sales for the first quarter increased to $9,164,691 compared to $8,954,978 for the same period one year ago. Net income for the period declined to $1,020,504 from $1,100,778 one year ago. First quarter diluted earnings per share were $0.26 compared with $0.29 one year ago.

"Our acquisition of Addax, now renamed BiAudio, did help to pull sales ahead of the prior year," Michael J. Koss, President and CEO, told employees at a quarterly profit sharing meeting. "The decline of approximately $80,000 in net income can be attributed to expenses relating to shifts in servicing our distribution channels, particularly Canada, as well as a slight efficiency sag relating to the accelerated integration of the new BiAudio operation."

Michael Koss went on to explain that the Company had changed its method of servicing the Canadian market during the second half of the prior year and the expenses for outbound freight and sales commissions have been running slightly higher than expected and that the BiAudio operation had been absorbed from Chicago into the Milwaukee based facility.

"We have had several promotional programs for the holiday selling season in this quarter and the increase in expenses offered to these accounts this year were not part of last years results," Koss said. "The fact that sales commission expenses have increased could indicate a stronger improvement in a broader segment of accounts rather than an improvement in the accounts managed directly by the Koss internal sales force."

Koss went on to say that the retail based portion of the Company's business continued to be spotty, but was beginning to show some signs of recovery and that export sales, particularly to Europe, were up sharply, 83%.

"We are looking forward to the holiday selling season with confidence for the first time in two years," Koss said, as he displayed a new package featuring Santa Claus wearing Koss stereophones. "We're hoping that our commitment in promotional dollars this quarter will 'Knock the Stockings Off' gift giving music lovers this holiday season."

Koss will pay a dividend of $0.13 cents per share on October 15, 2003, to shareholders of record September 30, 2003.

                                                     (continued on next page...)


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(...continued from previous page)


Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

                        KOSS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)


 THREE MONTHS ENDED SEPTEMBER 30                     2003               2002
 -------------------------------                 -----------        -----------
 Net Sales                                       $ 9,164,691        $ 8,954,978
 Cost of goods sold                                5,667,046          5,424,221
                                                 -----------        -----------
 Gross profit                                      3,497,645          3,530,757
 Selling, general and
   administrative expense                          2,029,734          1,880,652
                                                 -----------        -----------
 Income from operations                            1,467,911          1,650,105
 Other income (expense)
   Royalty income                                    190,325            163,961
   Interest income                                     4,420              4,279
   Interest expense                                        0            (11,290)
                                                 -----------        -----------
 Income before income tax provision                1,662,656          1,807,055
 Provision for income taxes                          642,152            706,277
                                                 -----------        -----------
   Net income                                    $ 1,020,504        $ 1,100,778
                                                 ===========        ===========
 Earnings per common share:
   Basic                                         $      0.27        $      0.30
   Diluted                                       $      0.26        $      0.29
                                                 ===========        ===========
 Dividends per common share                      $      0.13        $      0.13
                                                 ===========        ===========


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